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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

NEOS THERAPEUTICS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
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☐	Fee paid previously with preliminary materials.
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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

April 30, 2018

Dear Neos Stockholder:

        I am pleased to invite you to attend the 2018 Annual Meeting of Stockholders (the "Annual Meeting") of Neos Therapeutics, Inc. ("Neos") to be held on Wednesday, June 20, 2018 at 8:00 a.m. Central Time at our offices, which are located at 2940 N. Highway 360, Suite 400, Grand Prairie, Texas, 75050.

        Details regarding the meeting and the business to be conducted are more fully described in the accompanying Notice of 2018 Annual Meeting of Stockholders and Proxy Statement.

        Pursuant to the Securities and Exchange Commission rules that allow issuers to furnish proxy materials to stockholders over the Internet, we are posting the proxy materials on the Internet and delivering a notice of the Internet availability of the proxy materials. On or about May 1, 2018, we will begin mailing to our stockholders a Notice of Internet Availability (the "Notice") containing instructions on how to access or request a copy of our Proxy Statement for the 2018 Annual Meeting of Stockholders and our Annual Report on Form 10-K for the year ended December 31, 2017.

        Your vote is important. Whether or not you plan to attend the Annual Meeting, I hope you will vote as soon as possible. You may vote over the Internet or in person at the Annual Meeting or, if you requested printed copies of proxy materials, you also may vote by mailing a proxy card. Please review the instructions on the Notice or on the proxy card regarding your voting options.

        Thank you for being a Neos stockholder. We look forward to seeing you at our Annual Meeting.

Sincerely,

Vipin Garg
 Chief Executive Officer

YOUR VOTE IS IMPORTANT

        In order to ensure your representation at the meeting, whether or not you plan to attend the meeting, please vote your shares as promptly as possible over the Internet by following the instructions on your Notice or, if you requested printed copies of your proxy materials, by following the instructions on your proxy card. Your participation will help to ensure the presence of a quorum at the meeting and save Neos the extra expense associated with additional solicitation. If you hold your shares through a broker, your broker is not permitted to vote on your behalf in the election of directors, unless you provide specific instructions to the broker by completing and returning any voting instruction form that the broker provides (or following any instructions that allow you to vote your broker-held shares via the Internet). For your vote to be counted, you will need to communicate your voting decision before the date of the Annual Meeting. Voting your shares in advance will not prevent you from attending the Annual Meeting, revoking your earlier submitted proxy or voting your stock in person.

NEOS THERAPEUTICS, INC.
2940 N. Highway 360
Grand Prairie, TX 75050
NOTICE OF 2018 ANNUAL MEETING OF STOCKHOLDERS

        Notice is hereby given that Neos Therapeutics, Inc. will hold its 2018 Annual Meeting of Stockholders (the "Annual Meeting") on Wednesday, June 20, 2018 at 8:00 a.m. Central Time at our offices, which are located at 2940 N. Highway 360, Suite 400, Grand Prairie, Texas, 75050, for the following purposes:

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  To elect three Class III directors, John Schmid, Linda M. Szyper and Beth Hecht, to hold office until the 2021 annual meeting of stockholders and until their successors are duly elected and qualified, subject to their earlier resignation or removal;

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  To ratify the appointment of RSM US LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018; and

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  To transact any other business that properly comes before the Annual Meeting (including adjournments and postponements thereof).

        Only stockholders of record at the close of business on Tuesday, April 17, 2018 are entitled to notice of and to vote at the Annual Meeting as set forth in the Proxy Statement. If you plan to attend the Annual Meeting in person, you should be prepared to present photo identification such as a valid driver's license and verification of stock ownership for admittance. You are entitled to attend the Annual Meeting only if you were a stockholder as of the close of business on Tuesday, April 17, 2018 or hold a valid proxy for the Annual Meeting. If you are a stockholder of record, your ownership as of the record date will be verified prior to admittance into the meeting. If you are not a stockholder of record but hold shares through a broker, trustee, or nominee, you must provide proof of beneficial ownership as of the record date, such as an account statement or similar evidence of ownership. Please allow ample time for the admittance process. For instructions on how to vote your shares, please refer to the instructions on the Notice of Internet Availability of Proxy Materials you received in the mail, the section titled "Voting" beginning on page 1 of this Proxy Statement or, if you requested to receive printed proxy materials, your enclosed proxy card.

By Order of the Board of Directors,

Vipin Garg
 Chief Executive Officer

Grand Prairie, TX
April 30, 2018

i

ii

PROXY STATEMENT
FOR THE 2018 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD WEDNESDAY, JUNE 20, 2018

GENERAL INFORMATION

        Our Board of Directors (the "Board") solicits your proxy on our behalf for the 2018 Annual Meeting of Stockholders (the "Annual Meeting") and at any postponement or adjournment of the Annual Meeting for the purposes set forth in this Proxy Statement and the accompanying Notice of Internet Availability of Proxy Materials (the "Notice"). The Annual Meeting will be held at 8:00 a.m. Central Time on Wednesday, June 20, 2018 at our offices, which are located at 2940 N. Highway 360, Suite 400, Grand Prairie, Texas, 75050. We made this Proxy Statement available to stockholders beginning on April 30, 2018.

        In this Proxy Statement the terms "Neos," "the company," "we," "us," and "our" refer to Neos Therapeutics, Inc. The mailing address of our principal executive offices is Neos Therapeutics, Inc., 2940 N. Highway 360, Suite 400, Grand Prairie, Texas, 75050.

Internet Availability of Proxy Materials	We are providing access to our proxy materials over the Internet. On or about May 1, 2018, we will begin mailing the Notice to stockholders, unless they requested a printed copy of proxy materials. The Notice contains instructions on how to access our proxy materials and how to vote. If you would like to receive a paper or e-mail copy of our proxy materials, please follow the instructions in the Notice. If you requested printed versions of these materials by mail, they will also include a proxy card for the Annual Meeting.
Record Date	April 17, 2018.
Quorum	A majority of the shares of all issued and outstanding stock entitled to vote on the record date must be present in person or represented by proxy to constitute a quorum.
Shares Outstanding	28,996,956 shares of common stock outstanding as of April 17, 2018. Each share of our common stock is entitled to one vote for each director nominee and one vote for each proposal.
Voting	There are three ways a stockholder of record can vote:
(1) By Internet: You may vote over the Internet by following the instructions provided in the Notice.
(2) By Mail: If you requested printed copies of proxy materials, you can vote by mailing your proxy as described in the proxy materials.

(3)

In Person: If you are a stockholder as of the record date, you may vote in person at the meeting. Submitting a proxy will not prevent a stockholder from attending the Annual Meeting, revoking their earlier-submitted proxy, and voting in person.

In order to be counted, proxies submitted by Internet must be received by 11:59 p.m. Eastern Time on June 19, 2018. Proxies submitted by U.S. mail must be received before the start of the Annual Meeting.

If you hold your shares through a bank or broker, please follow their instructions.
Revoking Your Proxy

Stockholders of record may revoke their proxies by attending the Annual Meeting and voting in person, by filing an instrument in writing revoking the proxy or by filing another duly executed proxy bearing a later date with our Secretary before the vote is counted or by voting again using the Internet before the cutoff time (your latest Internet proxy is the one that will be counted). If you hold shares through a bank or broker, you may revoke any prior voting instructions by contacting that firm.

Votes Required to Adopt Proposals	Each share of our common stock outstanding on the record date is entitled to one vote on any proposal presented at the Annual Meeting:
For Proposal One, the election of directors, the three nominees receiving the plurality of votes properly cast will be elected as directors.

For Proposal Two, a majority of the votes properly cast is required to ratify the appointment of RSM US LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018.

Effect of Abstentions and Broker Non-Votes

Votes withheld from any nominee, abstentions and "broker nonvotes" (i.e. where a broker has not received voting instructions from the beneficial owner and for which the broker does not have discretionary power to vote on a particular matter) are counted as present for purposes of determining the presence of a quorum. Shares voting "withheld" have no effect on the election of directors. Abstentions have no effect on the ratification of the appointment of RSM US LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018.

Under the rules that govern brokers holding shares for their customers, brokers who do not receive voting instructions from their customers have the discretion to vote uninstructed shares on routine matters, but do not have discretion to vote such uninstructed shares on non-routine matters. Only Proposal Two, the ratification of the appointment of RSM US LLP, is considered a routine matter where brokers are permitted to vote shares held by them without instruction. If your shares are held through a broker, those shares will not be voted in the election of directors unless you affirmatively provide the broker instructions on how to vote.

Voting Instructions

If you complete and submit your proxy voting instructions, the persons named as proxies will follow your instructions. If you submit proxy voting instructions but do not direct how your shares should be voted on each item, the persons named as proxies will vote for the election of the nominees for directors and for the ratification of the appointment of RSM US LLP as our independent registered public accounting firm. The persons named as proxies will vote on any other matters properly presented at the Annual Meeting in accordance with their best judgment, although we have not received timely notice of any other matters that may be properly presented for voting at the Annual Meeting.

Voting Results

We will announce preliminary results at the Annual Meeting. We will report final results by filing a Form 8-K within four business days after the Annual Meeting. If final results are not available at that time, we will provide preliminary voting results in the Form 8-K and will provide the final results in an amendment to the Form 8-K as soon as they become available.

Additional Solicitation/Costs

We are paying for the distribution of the proxy materials and solicitation of the proxies. As part of this process, we reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to our stockholders. Proxy solicitation expenses that we will pay include those for preparation, mailing, returning and tabulating the proxies. Our directors, officers, and employees may also solicit proxies on our behalf in person, by telephone, email or facsimile, but they do not receive additional compensation for providing those services.

Householding

Some banks, brokers, and other nominee record holders may be participating in the practice of "householding" proxy statements and annual reports. This means that only one copy of the Notice, Proxy Statement, and Annual Report on Form 10-K for the year ended December 31, 2017, as applicable, is being delivered to multiple stockholders sharing an address unless we have received contrary instructions. We will promptly deliver a separate copy of any of these documents to you if you write to us at Investor Relations at Neos Therapeutics, Inc., 2940 N. Highway 360, Grand Prairie, Texas, 75050 or call (972) 408-1300. If you want to receive separate copies of the Notice, Proxy Statement, or Annual Report on Form 10-K in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address or telephone number.

PROPOSAL ONE

ELECTION OF DIRECTORS

Number of Directors; Board Structure

        Our Board is divided into three staggered classes of directors as nearly equal in number as possible. One class is elected each year at the annual meeting of stockholders for a term of three years. The term of the Class III directors expires at the Annual Meeting. The term of the Class I directors expires at the 2019 annual meeting. The term of the Class II directors expires at the 2020 annual meeting. Directors are elected to hold office for a three-year term or until the election and qualification of their successors in office.

Nominees

        Based on the recommendation of the Nominating and Corporate Governance Committee of our Board, our Board has nominated John Schmid, Linda M. Szyper and Beth Hecht for election as directors to serve for a three-year term ending at the 2021 annual meeting or until their successors are elected and qualified. Each of the nominees is a current member of our Board and has consented to serve if elected.

        Unless you direct otherwise through your proxy voting instructions, the persons named as proxies will vote all proxies received "for" the election of each nominee. If any nominee is unable or unwilling to serve at the time of the Annual Meeting, the persons named as proxies may vote for a substitute nominee chosen by the present Board. In the alternative, the proxies may vote only for the remaining nominees, leaving a vacancy on the Board. The Board may fill such vacancy at a later date or reduce the size of the Board. We have no reason to believe that any of the nominees will be unwilling or unable to serve if elected as a director.

Recommendation of the Board

THE BOARD RECOMMENDS THAT YOU VOTE "FOR" THE ELECTION OF EACH OF THE FOLLOWING NOMINEES.

        The biographies of each of the nominees and continuing directors below contain information regarding each such person's service as a director, business experience, director positions held currently or at any time during the last five years and the experiences, qualifications, attributes or skills that caused the nominating and corporate governance committee to determine that the person should serve as a director of the company. In addition to the information presented below regarding each such person's specific experience, qualifications, attributes and skills that led the Board and its nominating and corporate governance committee to the conclusion that he or she should serve as a director, we also believe that each of our directors has a reputation for integrity, honesty and adherence to high ethical standards. Each of our directors has demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to Neos and our Board. Finally, we value our directors' experience in relevant areas of business management and on other boards of directors and board committees.

        Our corporate governance guidelines also dictate that a majority of the Board be comprised of independent directors whom the Board has determined have no material relationship with Neos and who are otherwise "independent" directors under the published listing requirements of the NASDAQ Global Market ("NASDAQ").

Nominees for Election for a Three-Year Term Ending at the 2021 Annual Meeting

        John Schmid, 55, has served on our board of directors since June 2015. Mr. Schmid served as Chief Financial Officer of Auspex Pharmaceuticals, Inc., a publicly traded biotechnology company, from September 2013 until its sale to Teva Pharmaceuticals, Inc. (NYSE: TEVA) in June 2015. Prior to that, he co-founded Trius Therapeutics, Inc., where he served as Chief Financial Officer from June 2004 until its merger with Cubist Pharmaceuticals, Inc. in September 2013. Mr. Schmid also served as Chief Financial Officer at GeneFormatics, Inc. from 1998 to 2003 and as Chief Financial Officer at Endonetics, Inc. from 1995 to 1998. He currently serves on the board of directors and as chairman of the audit committee of AnaptysBio, Inc. (NASDAQ: ANAP), and on the board of directors of Xeris Pharmaceuticals, Forge Therapeutics and Patara Pharma and as chairman of the board of directors of Speak, Inc. Mr. Schmid holds a B.A. in Economics from Wesleyan University and an M.B.A. from the University of San Diego.

        We believe that Mr. Schmid is qualified to serve on our board of directors based on his experience in the life sciences industry and for his knowledge in financial and corporate development matters.

        Linda M. Szyper, 52, has served as a member of our board of directors since April 2018. Ms. Szyper has been the Chief Operating Officer at McCann Health since January 2018. From September 2014 to March 2017, Ms. Szyper was the Chief Commercial Officer and President, US Operations at Circassa Pharmaceuticals plc, or Circassa. Prior to joining Circassa, Ms. Szyper was the Chief Development Officer, PHCG Global Development of Publicis Healthcare Group from January 2008 to September 2014. Ms. Szyper holds a MBA from DePaul University's Kellstadt Graduate School of Business and a Bachelor of Science in biomedical engineering from Northwestern University.

        We believe that Ms. Szyper is qualified to serve on our board of directors based on her experience in product launch and commercialization in the pharmaceutical industry.

        Beth Hecht, 54, has served on our board of directors since September 2015. Since October 2012, she has served as Managing Director and Chief Legal and Administrative Officer of Auven Therapeutics, a global private equity firm that acquires and develops pharmaceutical products that address unmet medical needs. Ms. Hecht has also served as General Counsel and Secretary of Xeris Pharmaceuticals since January 2018. From November 2013 through November 2014, Ms. Hecht also served as Corporate Secretary and Legal and Compliance Advisor at Durata Therapeutics Inc., which merged with Actavis plc in November 2014. Prior to that, she was Senior Vice President, General Counsel and Corporate Secretary at the Sun Products Corporation from March 2009 through September 2012, and prior to that Executive Vice President and General Counsel of MedPointe Inc. Ms. Hecht received a J.D. from Harvard Law School and a B.A. from Amherst College.

        We believe that Ms. Hecht is qualified to serve on our board of directors based on her experience in the life sciences industry and for her knowledge of corporate compliance matters.

Directors Continuing in Office Until the 2019 Annual Meeting

        Alan Heller, 64, has served as Chairman of our board of directors since June 2009. Mr. Heller has been an Operating Partner at Water Street Healthcare Partners, LLC, since January 2006. Mr. Heller was President and CEO of American Pharmaceutical Partners from October 2004 until November 2005, and prior to that was Corporate Vice President and President Global Renal at Baxter International from September 2000 until January 2004. Earlier, Mr. Heller served as President of Searle Operations at the time of its integration with Pharmacia Corporation. He currently serves as Chairman of the boards of directors of privately-held Capstone Development, Inc., Custopharm, Inc. and The Access Group. Mr. Heller holds an M.B.A. from DePaul University and a B.S. from the University of Illinois, Chicago.

        We believe that Mr. Heller is qualified to serve on our board of directors based on his experience in product launch and commercialization in the pharmaceutical industry and his knowledge in financial and corporate development matters.

        Bryant Fong, 45, has served on our board of directors since June 2009. Since October 2013, he has served as founding General Partner at Biomark Capital, LLP, a life sciences venture capital fund. Prior to Biomark Capital, Mr. Fong was a Managing Director at Burrill & Company, from 1998 to 2013. Mr. Fong received his B.A. in Biochemistry from the University of California at Berkeley. Mr. Fong currently serves on the boards of several life science companies including ADMA Biologics (NASDAQ: ADMA), where he serves on the audit and compensation committees, JHL Biotech, Biozeus and i2Dx.

        We believe that Mr. Fong is qualified to serve on our board of directors based on his experience in the life sciences industry and for his knowledge in financial and corporate development matters.

Directors Continuing in Office Until the 2020 Annual Meeting

        Vipin Garg, Ph.D., 60, has served as our Chief Executive Officer and a member of our board of directors since October 2013, and was named our President in July 2014. Prior to joining us, Dr. Garg served as President, Chief Executive Officer and a director of Tranzyme, Inc., now part of Mallinckrodt Pharmaceuticals (NYSE: MNK) from September 2001 to July 2013. Dr. Garg has also served as Vice President of Operations and Business Development, and later Chief Operating Officer, of Apex Bioscience, Inc. from 1994 to 2000, as Vice President of Development at DNX Bio-Therapeutics, Inc. from 1992 to 1994, as Director of Technical Services and Marketing at Sepracor, Inc., now Dainippon Sumitomo Pharma, from 1989 to 1992, and as Manager, Contract Services at Bio-Response Inc. from 1986 to 1989. Dr. Garg has served on the board of North Carolina Biotechnology Center and on the Executive Committee of CED (formerly the Council for Entrepreneurial Development), and is the recipient of the Ernst & Young Entrepreneur of the Year Award for the Carolinas Region in 2009. Dr. Garg received his Ph.D. in Biochemistry from the University of Adelaide, Australia, his M.Sc. from the Indian Agricultural Research Institute in New Delhi, India, and his B.Sc. from Meerut University, India.

        We believe that Dr. Garg's perspective and experience as our Chief Executive Officer and President, as well as his depth of experience in the biopharmaceutical industry in a wide range of therapeutic areas provide him with the qualifications and skills to serve on our board of directors.

        Greg Robitaille, 54, has served on our board of directors since June 2009. Since July 2011, Mr. Robitaille has managed Corporate Development activities at Water Street Healthcare Partners. Mr. Robitaille holds a B.A. from Hamilton College and an M.B.A. from Columbia University.

        We believe that Mr. Robitaille is qualified to serve on our board of directors based on his experience in the life sciences industry and for his knowledge in financial and corporate development matters.

Executive Officers

        In addition to Dr. Garg, our chief executive officer who also serves as a director, our executive officers are:

        Richard Eisenstadt, 59, has served as our Chief Financial Officer since May 2014. Prior to joining us, he served as Chief Financial Officer of ArborGen Inc. from January 2013 to May 2014, and as Vice President of Finance and Chief Financial Officer of Tranzyme, Inc., now part of Mallinckrodt Pharmaceuticals (NYSE: MNK) from June 2003 to December 2012. He previously held financial leadership positions at Cogent Neuroscience, Inc. and Nimbus CD International, Inc. Mr. Eisenstadt

received his M.B.A. from James Madison University and his B.A. in Economics from the University of North Carolina, Chapel Hill.

        Thomas McDonnell, 46, has served as our Chief Commercial Officer since April 2015. Prior to joining us, Mr. McDonnell spent ten years with Shire (NASDAQ: SHPG), most recently as Vice President of U.S. Marketing in the Neuroscience Business Unit from December 2013 to March 2015. From August 2012 to November 2013, he was Vice President, General Manager of Adult Psychiatry at Shire. Previously, he held several commercial and marketing positions at Shire, including Senior Director, General Manager for Equasym XL, Senior Director of Marketing for Intuniv, Director of Marketing for Vyvanse, and Senior Product Manager for Adderall XR. From 1997 to 2005, he held various sales, sales management and marketing positions at Abbott Laboratories and Knoll Pharmaceuticals. Mr. McDonnell received his B.A. in Marketing from Muhlenberg College.

        Dorothy Engelking, 57, has served as our Vice President of Regulatory Affairs since April 2010. Prior to joining us, Ms. Engelking served as Vice President of Kendle International, Inc. from July 2008 to July 2009, Senior Vice President of Regulatory Affairs at Xanodyne Pharmaceutics, Inc. from March 2006 to July 2008, and as Vice President of Regulatory Affairs at Watson Pharmaceuticals Inc., now Actavis plc (NYSE: ACT) from January 1999 to March 2006. Ms. Engelking received her B.S. in Chemistry and M.S. in Analytical Chemistry from South Dakota School of Mines and Technology, and holds a Regulatory Certificate from the Regulatory Affairs Professional Society.

CORPORATE GOVERNANCE

Board Independence

        The Board has determined that each of our directors, except for Dr. Garg as chief executive officer and president, has no relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and is "independent" within the meaning of our director independence standards and the director independence standards of NASDAQ and the Securities and Exchange Commission (the "SEC"). Furthermore, the Board has determined that each member of each of the committees of the Board is independent within the meaning of the NASDAQ's, the SEC's, and our applicable committees' independence standards, including Rule 10a-3(b)(1) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In making that determination, the Board considered all relevant facts and circumstances, including (but not limited to) the director's commercial, industrial, banking, consulting, legal, accounting, charitable, and familial relationships. There are no family relationships among any of our directors or executive officers. In addition, a majority of the members of the Board meets the independence standards under the rules of the NASDAQ.

        At least annually, the Board will evaluate all relationships between us and each director in light of relevant facts and circumstances for the purposes of determining whether a material relationship exists that might signal a potential conflict of interest or otherwise interfere with such director's ability to satisfy his or her responsibilities as an independent director. Based on this evaluation, the Board will make an annual determination of whether each director is independent within the meaning of the NASDAQ's, the SEC's, and our applicable committees' independence standards.

Code of Business Conduct and Ethics

        On July 9, 2015, we adopted a code of business conduct and ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. Our code of business conduct and ethics is available on our website at http://investors.neostx.com. We intend to disclose any amendments to the code, or any waivers of its requirements, on our website, or in a current report on Form 8-K as may be required by law or applicable NASDAQ rules.

Corporate Governance Guidelines

        The Board has adopted corporate governance guidelines to assist and guide its members in the exercise of its responsibilities. These guidelines should be interpreted in accordance with any requirements imposed by applicable federal or state law or regulation, the NASDAQ and our certificate of incorporation and bylaws. Our corporate governance guidelines are available on our website at http://investors.neostx.com. Although these corporate governance guidelines have been approved by the Board, it is expected that these guidelines will evolve over time as customary practice and legal requirements change. In particular, those guidelines that encompass legal, regulatory or exchange requirements as they currently exist will be deemed to be modified as and to the extent that such legal, regulatory or exchange requirements are modified. In addition, the guidelines may also be amended by the Board at any time as it deems appropriate.

Board and Committee Meetings

        The Board meets on a regularly scheduled basis during the year to review significant developments affecting us and to act on matters requiring their approval. It also holds special meetings when important matters require action between scheduled meetings. Members of senior management regularly attend meetings to report on and discuss their areas of responsibility. During 2017, the Board held five meetings. The Board has three standing committees:

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  the audit committee, which held four meetings in 2017;

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  the compensation committee, which held four meetings in 2017; and

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  the nominating and corporate governance committee, which held four meetings in 2017.

        Each of the incumbent directors of the Board attended at least 75% of the aggregate of all meetings of the Board and meetings of committees of our Board upon which they served (during the periods that they served) during 2017. The Board regularly holds executive sessions of the independent directors. Executive sessions do not include employee directors or directors who do not qualify as independent under NASDAQ and SEC rules.

Annual Meeting Attendance

        It is our policy that members of our Board are encouraged to attend annual meetings of our stockholders. In 2017, 100% of the incumbent directors of the Board attended the annual meeting of stockholders.

Committees

        Our bylaws provide that the Board may delegate responsibility to committees. The Board has three standing committees: an audit committee, a compensation committee, and a nominating and corporate governance committee. The Board has also adopted a written charter for each of the three standing committees. Each committee charter is available in the corporate governance section of our website at http://investors.neostx.com.

Audit Committee

        Messrs. Robitaille, Fong and Schmid currently serve on the audit committee, which is chaired by Mr. Schmid. The Board has determined that each member of the audit committee is "independent" for audit committee purposes as that term is defined under Rule 10A-3 of the Exchange Act, and the applicable NASDAQ rules. Each member of the audit committee meets the requirements for financial literacy under the applicable rules and regulations of the SEC and NASDAQ. The Board has designated Mr. Schmid as an "audit committee financial expert," as defined under the applicable rules of the SEC. The audit committee's responsibilities include:

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  appointing, approving the compensation of, reviewing the performance of, and assessing the independence of our independent registered public accounting firm;

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  pre-approving audit and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;

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  reviewing the internal audit plan with the independent registered public accounting firm and members of management responsible for preparing our financial statements;

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  reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures as well as critical accounting policies and practices used by us;

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  reviewing the adequacy of our internal control over financial reporting;

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  establishing policies and procedures for the receipt and retention of accounting-related complaints and concerns;

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  recommending, based upon its review and discussions with management and the independent registered public accounting firm, whether our audited financial statements shall be included in our Annual Report on Form 10-K;

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  preparing the audit committee report required by the rules of the SEC to be included in our annual proxy statement;

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  reviewing all related party transactions for potential conflict of interest situations and approving all such transactions; and

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  reviewing policies related to risk assessment and risk management; and establishing, maintaining and overseeing our Code of Business Conduct and Ethics.

        The audit committee met four times during the fiscal year ended December 31, 2017. The audit committee operates under a written charter adopted by the Board of Directors, a current copy of which is available at the Corporate Governance section of our website at http://investors.neostx.com.

Compensation Committee

        Messrs. Robitaille and Fong and Ms. Szyper currently serve on the compensation committee, which is chaired by Mr. Robitaille. The Board has determined that each member of the compensation committee is "independent" as that term is defined in the applicable SEC and NASDAQ rules. The compensation committee's responsibilities include:

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  annually reviewing and recommending for approval by the independent directors of the board individual and corporate goals and objectives relevant to the compensation of our executive officers;

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  evaluating the performance of our executive officers in light of such individual and corporate goals and objectives and determining the compensation of our executive officers;

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  appointing, compensating and overseeing the work of any compensation consultant, legal counsel or other advisor retained by the compensation committee;

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  conducting the independence assessment outlined in NASDAQ rules with respect to any compensation consultant, legal counsel or other advisor retained by the compensation committee;

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  annually reviewing and reassessing the adequacy of the committee charter in its compliance with the applicable NASDAQ rules;

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  overseeing and administering our compensation and similar plans;

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  reviewing and approving our policies and procedures for the grant of equity-based awards;

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  reviewing and making recommendations to the board of directors with respect to director compensation;

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  reviewing and approving stock option grants, and making recommendations to the board of directors with respect to stock option grants made to directors, executive officers, senior vice presidents or anyone reporting directly to our chief executive officer;

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  reviewing and discussing with management the compensation discussion and analysis, if any, to be included in our annual proxy statement; and

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  reviewing and discussing with the board of directors corporate succession plans for the chief executive officer and other senior management positions.

        The compensation committee met four times during the fiscal year ended December 31, 2017. The compensation committee operates under a written charter adopted by the Board of Directors, a current copy of which is available at the Corporate Governance section of our website at http://investors.neostx.com.

Nominating and Corporate Governance Committee

        Messrs. Schmid and Heller and Mses. Hecht and Szyper currently serve on the nominating and corporate governance committee, which is chaired by Ms. Hecht. The Board has determined that each member of the nominating and corporate governance committee is "independent" as that term is defined in the applicable SEC and NASDAQ rules. The nominating and corporate governance committee's responsibilities include:

  •
  developing and recommending to the board of directors criteria for board and committee membership;

  •
  establishing procedures for identifying and evaluating board of director candidates, including nominees recommended by stockholders;

  •
  identifying individuals qualified to become members of the board of directors;

  •
  recommending to the board of directors the persons to be nominated for election as directors and to each of the board's committees; and

  •
  developing and recommending to the board of directors a set of corporate governance principles.

        The nominating and corporate governance committee met four times during the fiscal year ended December 31, 2017. The nominating and corporate governance committee operates under a written charter adopted by the Board of Directors, a current copy of which is available at the Corporate Governance section of our website at http://investors.neostx.com.

Identifying and Evaluating Director Nominees

        The Board has delegated the director selection and nomination process to the nominating and corporate governance committee, with the expectation that other members of the Board, and of management, will be requested to take part in the process as appropriate.

        Generally, the nominating and corporate governance committee identifies candidates for director nominees in consultation with management, through the use of search firms or other advisors, through the recommendations submitted by stockholders or through such other methods as the nominating and corporate governance committee deems to be helpful to identify candidates. Once candidates have been identified, the nominating and corporate governance committee confirms that the candidates meet all of the minimum qualifications for director nominees established by the nominating and corporate governance committee. The nominating and corporate governance committee may gather information about the candidates through interviews, detailed questionnaires, comprehensive background checks or any other means that the nominating and corporate governance committee deems to be appropriate in the evaluation process. The nominating and corporate governance committee then meets as a group to discuss and evaluate the qualities and skills of each candidate, both on an individual basis and taking into account the overall composition and needs of the Board. Based on the results of the evaluation process, the nominating and corporate governance committee recommends candidates for the Board's approval as director nominees for election to the Board.

Minimum Qualifications

        In evaluating proposed director candidates, the nominating and corporate governance committee may consider all facts and circumstances that it deems appropriate or advisable, including, among other things, the skills of the proposed director candidate, his or her depth and breadth of professional experience or other background characteristics, his or her independence, the current size and composition of our Board and the needs of our Board and its respective committees. Some of the qualifications that our nominating and corporate governance committee considers include, without limitation, integrity, judgment, diversity of experience, expertise, business acumen, understanding of our business and industry, potential conflicts of interest and other commitments. Nominees must also have proven achievement and competence in their field and the ability to provide guidance to our management team and make significant contributions to our success, and an understanding of the fiduciary responsibilities that are required of a director. Director candidates must have sufficient time available in the judgment of our nominating and corporate governance committee to perform all board of director and committee responsibilities. Members of our Board are expected to prepare for, attend, and participate in all board of director and applicable committee meetings.

        While we do not have a specific policy with regard to the consideration of diversity in identifying director nominees, in identifying and evaluating proposed director candidates, we value diversity of perspective and the nominating and corporate governance committee considers, in addition to the minimum qualifications and other criteria for Board membership approved by the Board from time to time, whether, if elected, the nominee assists in achieving a mix of board members that represents a diversity of race, ethnicity, gender, age, background, and professional experience. We believe it is important to take into account these additional factors and considered the increase in gender diversity of our Board in connection with the April 2018 appointment of Ms. Szyper.

Stockholder Recommendations

        Stockholders may submit recommendations for director candidates to the nominating and corporate governance committee by sending the individual's name and qualifications to our Secretary at Neos Therapeutics, Inc., 2940 N. Highway 360, Suite 400, Grand Prairie, Texas, 75050, who will forward all recommendations to the nominating and corporate governance committee. The nominating and corporate governance committee will evaluate any candidates recommended by stockholders against the same criteria and pursuant to the same policies and procedures applicable to the evaluation of candidates proposed by directors or management.

Stockholder Communications

        The Board provides to every securityholder the ability to communicate with the Board, as a whole, and with individual directors on the Board through an established process for securityholder communication. For a securityholder communication directed to the Board of Directors as a whole, securityholders may send such communication to the attention of the Company's Secretary via U.S. Mail or Expedited Delivery Service to: Neos Therapeutics, Inc., 2940 N. Highway 360, Suite 400, Grand Prairie, Texas, 75050, Attn: Board of Directors, c/o Secretary.

        For a securityholder communication directed to an individual director in his or her capacity as a member of the Board, securityholders may send such communication to the attention of the individual director via U.S. Mail or Expedited Delivery Service to: Neos Therapeutics, Inc., 2940 N. Highway 360, Suite 400, Grand Prairie, Texas, 75050, Attn: [Name of Individual Director].

        We will forward by U.S. Mail any such securityholder communication to each director, and the Chairman of the Board in his or her capacity as a representative of the Board, to whom such securityholder communication is addressed to the address specified by each such director and the Chairman of the Board, unless there are safety or security concerns that mitigate against further transmission.

Board Leadership Structure and Board's Role in Risk Oversight

        The positions of our chairman of the board and chief executive officer are separated. Separating these positions allows our chief executive officer to focus on our day-to-day business, while allowing the chairman of the board to lead the board of directors in its fundamental role of providing advice to and independent oversight of management. Our board of directors recognizes the time, effort and energy that the chief executive officer must devote to his position in the current business environment, as well as the commitment required to serve as our chairman, particularly as the board of directors' oversight responsibilities continue to grow. Our board of directors also believes that this structure ensures a greater role for the independent directors in the oversight of our company and active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of our board of directors. This leadership structure is also preferred by a significant number of our stockholders. Our board of directors believes its administration of its risk oversight function has not affected its leadership structure.

        Although our bylaws do not require our chairman and chief executive officer positions to be separate, our board of directors believes that having separate positions is the appropriate leadership structure for us at this time and demonstrates our commitment to good corporate governance.

        Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. We face a number of risks, including those described under the section "Risk factors" located in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017. Our board of directors is actively involved in oversight of risks that could affect us. This oversight is conducted primarily by our full board of directors, which has responsibility for general oversight of risks.

        Our board of directors satisfies this responsibility through full reports by each committee chair regarding the committee's considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within our company. Our board of directors believes that full and open communication between management and the board of directors is essential for effective risk management and oversight.

Compensation Risk Assessment

        We believe that although a portion of the compensation provided to our executive officers and other employees is performance-based, our executive compensation program does not encourage excessive or unnecessary risk taking. Our compensation programs are designed to encourage our executive officers and other employees to remain focused on both short-term and long-term strategic goals, in particular in connection with our pay-for-performance compensation philosophy. As a result, we do not believe that our compensation programs are reasonably likely to have a material adverse effect on us.

Anti-Hedging and Anti-Pledging Policies

        Our insider trading policies prohibit all directors, executive officers, and employees from buying or selling derivatives on our securities, engaging in hedging transactions involving our securities or holding our securities in a margin account, and only allow our securities to be pledged as collateral for a loan with the prior approval by the audit committee which must have at least two (2) weeks to consider any such request for approval. To date no such requests have been made or approved.

PROPOSAL TWO

RATIFICATION OF THE APPOINTMENT OF
OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        Our independent registered public accounting firm for the fiscal year ended December 31, 2017 was RSM US LLP, and we are asking you and other stockholders to ratify this appointment for the fiscal year ending December 31, 2018.

        The audit committee annually reviews the independent registered public accounting firm's independence, including reviewing all relationships between the independent registered public accounting firm and us and any disclosed relationships or services that may impact the objectivity and independence of the independent registered public accounting firm, and the independent registered public accounting firm's performance. As a matter of good corporate governance, the Board determined to submit to stockholders for ratification of the appointment of RSM US LLP. A majority of the votes properly cast is required in order to ratify the appointment of RSM US LLP. In the event that a majority of the votes properly cast do not ratify this appointment of RSM US LLP, we will review our future appointment of RSM US LLP.

        We expect that a representative of RSM US LLP will attend the Annual Meeting and the representative will have an opportunity to make a statement if he or she so chooses. The representative will also be available to respond to appropriate questions from stockholders.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

        We have adopted a policy under which the audit committee must pre-approve all audit and permissible non-audit services to be provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval would generally be requested annually, with any pre-approval detailed as to the particular service, which must be classified in one of the categories of services listed below. The audit committee may also, on a case-by-case basis, pre-approve particular services that are not contained in the annual pre-approval request. In connection with this pre-approval policy, the audit committee also considers whether the categories of pre-approved services are consistent with the rules on accountant independence of the SEC and the Public Company Accounting Oversight Board.

        In addition, in the event time constraints require pre-approval prior to the audit committee's next scheduled meeting, the audit committee has authorized its Chairperson to pre-approve services. Engagements so pre-approved are to be reported to the audit committee at its next scheduled meeting.

Audit Fees

        The following table sets forth the fees billed by RSM US LLP for audit, audit-related, tax and all other services rendered for 2017 and 2016 (in thousands):

Fee Category	2017	2016
Audit Fees	$446	$311
Audit Related Fees	78	18
Tax Fees	—	4
Total Fees	$524	$333

        Audit Fees.    Represents fees billed for services provided in connection with the audits of our annual financial statements, and reviews of our quarterly financial statements.

        Audit Related Fees.    Represents fees billed for services provided in connection with the filings of our registration statements in connection with our public stock offerings.

        Tax Fees.    Represents fees billed for professional services provided for tax compliance, advice and planning.

        The Audit Committee pre-approved all services performed since the pre-approval policy was adopted.

Recommendation of the Board

THE BOARD RECOMMENDS THAT YOU VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF RSM US LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2018.

Report of the Audit Committee of the Board of Directors

        The information contained in this audit committee report shall not be deemed to be (1) "soliciting material," (2) "filed" with the SEC, (3) subject to Regulations 14A or 14C of the Exchange Act, or (4) subject to the liabilities of Section 18 of the Exchange Act. No portion of this audit committee report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, through any general statement incorporating by reference in its entirety the proxy statement in which this report appears, except to the extent that Neos specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed filed under either the Securities Act or the Exchange Act.

        This report is submitted by the Audit Committee of the Board. The Audit Committee consists of the three directors whose names appear below. None of the members of the audit committee is an officer or employee of Neos, and the Board has determined that each member of the audit committee is "independent" for Audit Committee purposes as that term is defined under Rule 10A-3 of the Exchange Act, and the applicable NASDAQ rules. Each member of the Audit Committee meets the requirements for financial literacy under the applicable rules and regulations of the SEC and NASDAQ. The Board has designated Mr. Schmid as an "audit committee financial expert," as defined under the applicable rules of the SEC. The Audit Committee operates under a written charter adopted by the Board.

        The Audit Committee's general role is to assist the Board in monitoring our financial reporting process and related matters. Its specific responsibilities are set forth in its charter.

        The Audit Committee has reviewed the company's consolidated financial statements for 2017 and met with management, as well as with representatives of RSM US LLP, the company's independent registered public accounting firm, to discuss the consolidated financial statements. The Audit Committee also discussed with members of RSM US LLP the matters required to be discussed by the Statement on Auditing Standards No. 1301, as adopted by the Public Company Accounting Oversight Board.

        The Audit Committee reviewed management's report on its assessment of the effectiveness of the company's internal control over financial reporting. The Audit Committee meets with representatives of the independent registered public accounting firm, with and without management present, to discuss their evaluations of the company's internal control, including internal control over financial reporting and the overall quality of the company's financial reporting.

        In addition, the Audit Committee received the written disclosures and the letter from RSM US LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the Audit Committee concerning independence, and discussed with members of RSM US LLP its independence.

        Based on these discussions, the financial statement review and other matters it deemed relevant, the Audit Committee recommended to the Board that the company's audited consolidated financial statements for 2017 be included in its Annual Report on Form 10-K for 2017.

Audit Committee

John Schmid (Chairperson)
Bryant Fong
Greg Robitaille

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information known to us regarding the beneficial ownership of our common stock as of March 31, 2018, for:

  •
  each person known by us to be the beneficial owner of more than 5% of our common stock;

  •
  our named executive officers;

  •
  each of our directors and director nominees; and

  •
  all executive officers and directors as a group.

        Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as noted by footnote, and subject to community property laws where applicable, we believe, based on the information provided to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

        The table lists applicable percentage ownership based on 28,996,956 shares of common stock outstanding as of March 31, 2018. Options to purchase shares of our common stock that are exercisable within 60 days of March 31, 2018, are deemed to be beneficially owned by the persons holding these options for the purpose of computing percentage ownership of that person and in total, but are not treated as outstanding for the purpose of computing any other person's ownership percentage. Unless otherwise indicated, the address for each beneficial owner is c/o Neos Therapeutics, Inc. 2940 N. Highway 360, Suite 400, Grand Prairie, Texas, 75050.

        The table does not account for the appointment of Ms. Szyper to our board in April 2018. In connection with her appointment, Ms. Szyper was granted an initial non-qualified stock option, which will vest in equal quarterly installments over two years from the grant date, subject to her continued service as a director through each applicable vesting date. At the time of the filing of this proxy statement, Ms. Szyper beneficially owns 41,018 shares of our common stock, which are held by her spouse.

	Percentage of shares beneficially owned
Name and address of beneficial owner	Number of shares beneficially owned**	Percentage of shares beneficially owned
5% or greater stockholders:
Entities affiliated with Franklin Resources, Inc., One Franklin Parkway, San Mateo, CA 94403(1)	2,413,139	8.32%
Entities affiliated with Jack W. Schuler, 100 N Field Drive, Suite 360, Lake Forest, IL 60045(2)	2,338,671	8.07%
Entities affiliated with BlackRock Inc. 55 East 52nd Street New York, NY 10055(3)	1,861,347	6.42%
Directors and named executive officers:
Vipin Garg(4)	521,608	1.77%
Alan Heller(5)	420,906	1.45%
Richard Eisenstadt(6)	169,367	*
Thomas McDonnell(7)	124,793	*
Greg Robitaille(8)	104,507	*
Bryant Fong(9)	42,518	*
John Schmid(10)	41,018	*
Paul Edick(11)	41,018	*
Beth Hecht(12)	41,018	*
All directors and executive officers as a group (10 individuals)	1,565,062	5.40%

*
Represents beneficial ownership of less than 1% of our outstanding common stock.

**
Fractional shares have been rounded down to the nearest whole number.

(1)
Based on Schedule 13G filed with the SEC on February 7, 2018, beneficial ownership as of December 31, 2017 consists of: 2,397,716 shares held by Franklin Advisors, Inc., and 15,423 shares held by Fiduciary Trust Company International. These securities are beneficially owned by investment companies or other managed accounts that are investment management clients of investment managers that are direct and indirect subsidiaries of Franklin Resources Inc. ("FRI"). Charles B. Johnson and Rupert H. Johnson, Jr. (collectively, the "Principal Shareholders") each own in excess of 10% of the outstanding common stock of FRI and are the principal stockholders of FRI. FRI and the Principal Shareholders may be deemed to beneficially own the shares held by Franklin Advisors, Inc. and Fiduciary Trust Company International.

(2)
Based on Schedule 13G filed with the SEC on February 8, 2018, beneficial ownership as of December 31, 2017 consists of 2,338,671 shares of common stock held by the Jack W. Schuler Living Trust ("Schuler Trust"), over which Mr. Schuler is the sole trustee and as such, may be deemed to have sole voting and dispositive powers with respect to the shares held by the Schuler Trust.

(3)
Based on Schedule 13G filed with the SEC on February 1, 2018, beneficial ownership as of December 31, 2017 consists of: 1,861,347 held by BlackRock, Inc. a Parent Holding Company to BlackRock Advisors, LLC, BlackRock Fund Advisors, BlackRock Asset Management Ireland Limited, BlackRock Institutional Trust Company, National Association, BlackRock Financial Management, Inc. and BlackRock Investment Management, LLC. The described affiliated entities may be deemed to share as a group the voting and dispositive powers. However, no one person's interest is more than five percent of the total outstanding common shares.

(4)
Consists of 110,748 shares of restricted common stock held directly by Dr. Garg, and 410,860 shares issuable to Dr. Garg upon exercise of stock options and restricted stock units exercisable within 60 days after March 31, 2018.

(5)
Consists of 379,888 shares of common stock held directly by Mr. Heller, and 41,018 shares issuable to Mr. Heller upon exercise of stock options exercisable within 60 days after March 31, 2018.

(6)
Consists of 3,710 shares of common stock held directly by Mr. Eisenstadt, and 165,657 shares issuable to Mr. Eisenstadt upon exercise of stock options and restricted stock units exercisable within 60 days after March 31, 2018.

(7)
Consists of 3,000 shares of common stock held directly by Mr. McDonnell and 121,793 shares issuable to Mr. McDonnell upon exercise of stock options and restricted stock units exercisable within 60 days after March 31, 2018.

(8)
Consists of 55,677 shares of common stock held directly by Mr. Robitaille and 48,830 shares issuable to Mr. Robitaille upon exercise of stock options exercisable within 60 days after March 31, 2018.

(9)
Consists of 1,500 shares of common stock held directly by Mr. Fong and 41,018 shares issuable to Mr. Fong upon exercise of stock options exercisable within 60 days after March 31, 2018.

(10)
Consists of 41,018 shares issuable to Mr. Schmid upon exercise of stock options exercisable within 60 days after March 31, 2018.

(11)
Consists of 41,018 shares issuable to Mr. Edick upon exercise of stock options exercisable within 60 days after March 31, 2018. Mr. Edick resigned from our board of directors on April 27, 2018 and vesting ceased on his unvested options as of his date of resignation.

(12)
Consists of 41,018 shares issuable to Ms. Hecht upon exercise of stock options exercisable within 60 days after March 31, 2018.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Exchange Act requires our directors and executive officers and persons who own more than 10% of our common stock, to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all such reports.

        To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, we believe that for 2017, all required reports, except for one late Form 3 report for Jack Schuler, were filed on a timely basis under Section 16(a).

EXECUTIVE COMPENSATION

Overview

        Historically, our executive compensation program has reflected our growth and development-oriented corporate culture. To date, the compensation of Dr. Garg, our Chief Executive Officer, and the other executive officers identified in the Summary Compensation Table below, whom we refer to as our named executive officers, has consisted of a combination of base salary, cash incentive bonus and long-term incentive compensation in the form of stock options and grants of restricted common stock. Our named executive officers and all salaried employees are also eligible to receive retirement, health and welfare benefits. On July 10, 2015, we entered into employment agreements with certain of our executive officers that entitle those executive officers to, among other things, severance upon a termination of employment under certain circumstances. For a description of these agreements, please see "Employment Agreements" below. To assist with evaluating and designing our executive compensation programs, we have engaged the services of an independent executive compensation consulting firm to review our current compensation plans and procedures and to provide additional information about comparative compensation offered by peer companies, market survey information and information about trends in executive compensation. At a minimum, we expect to review executive compensation annually with input from a compensation consultant. As part of this review process, we expect the board of directors and the compensation committee to apply our values and philosophy, while considering the compensation levels needed to ensure our executive compensation program remains competitive. We will also review whether we are meeting our retention objectives.

Summary Compensation Table

        The following table sets forth information regarding compensation awarded to, earned by or paid to each of our named executive officers during the fiscal years ended December 31, 2017 and 2016.

Name and principal position	Year	Salary ($)	Bonus ($)	Stock awards ($)		Option awards ($)		Non-equity incentive plan compensation ($)	All other compensation ($)(1)		Total ($)
Vipin Garg	2017	466,166	—	175,000	(2)	301,472	(2)	128,827	39,191	(8)	1,110,656
Chief Executive Officer and President	2016	457,699	57,410	—		529,217	(3)	—	40,380	(9)	1,084,707
Richard Eisenstadt	2017	339,771	—	105,000	(4)	180,883	(4)	65,728	13,522	(10)	704,904
Chief Financial Officer	2016	333,600	29,291	—		302,410	(5)	—	12,380	(10)	677,681
Tom McDonnell	2017	304,500	—	105,000	(6)	180,883	(6)	58,905	13,522	(11)	662,810
Chief Commercial Officer	2016		298,654	26,250		302,410	(7)	—	12,380	(11)	639,694

(1)
The amounts reported include 401(k) matching contributions, executive life insurance premiums and certain commuting benefits and temporary living expenses as described below.

(2)
Dr. Garg was granted 25,000 restricted stock units with a fair value of $7.00 per unit established on the grant date of May 1, 2017. Additionally, options to purchase 75,000 shares of our common stock at an exercise price of $7.00 were granted on May 1, 2017. The grant-date fair value does not take into account any estimated forfeitures related to the service-vesting conditions. Assumptions used in the calculation of these amounts are included in Note 13 to the notes to our audited financial statements included in our Annual Report on Form 10-K.

(3)
Dr. Garg was granted an option to purchase 100,000 shares of our common stock at an exercise price of $10.74 on April 1, 2016 with certain performance criteria. The grant-date fair value does not take into account any estimated forfeitures related to the performance criteria or service-vesting conditions. Assumptions used in the calculation of these amounts are included in Note 13 to the notes to our audited financial statements included in our Annual Report on Form 10-K.

(4)
Mr. Eisenstadt was granted 15,000 restricted stock units with a fair value of $7.00 per unit established on the grant date of May 1, 2017. Additionally, options to purchase 45,000 shares of our common stock at an exercise price of $7.00 were granted on May 1, 2017. The grant-date fair value does not take into account any estimated forfeitures related to the service-vesting conditions. Assumptions used in the calculation of these amounts are included in Note 13 to the notes to our audited financial statements included in our Annual Report on Form 10-K.

(5)
Mr. Eisenstadt was granted an option to purchase 50,000 shares of our common stock at an exercise price of $10.74 on April 1, 2016. The grant-date fair value does not take into account any estimated forfeitures related to the service-vesting conditions. Assumptions used in the calculation of these amounts are included in Note 13 to the notes to our audited financial statements included in our Annual Report on Form 10-K

(6)
Mr. McDonnell was granted 15,000 restricted stock units with a fair value of $7.00 per unit established on the grant date of May 1, 2017. Additionally, options to purchase 45,000 shares of our common stock at an exercise price of $7.00 were granted on May 1, 2017. The grant-date fair value does not take into account any estimated forfeitures related to the service-vesting conditions. Assumptions used in the calculation of these amounts are included in Note 13 to the notes to our audited financial statements included in our Annual Report on Form 10-K.

(7)
Mr. McDonnell was granted an option to purchase 50,000 shares of our common stock at an exercise price of $10.74 on April 1, 2016. The grant-date fair value does not take into account any estimated forfeitures related to the service-vesting conditions. Assumptions used in the calculation of these amounts are included in Note 13 to the notes to our audited financial statements included in our Annual Report on Form 10-K

(8)
This amount includes $10,600 in 401(k) matching contributions and $ 25,670 in travel and temporary living expenses incurred by Dr. Garg in connection with commuting from his residence in North Carolina to our offices in Grand Prairie, Texas and paid to Dr. Garg in 2017.

(9)
This amount includes $10,600 in 401(k) matching contributions and $28,000 in travel and temporary living expenses incurred by Dr. Garg in connection with commuting from his residence in North Carolina to our offices in Grand Prairie, Texas and paid to Dr. Garg in 2016.

(10)
This amount includes $10,600 in 401(k) matching contributions paid to Mr. Eisenstadt in 2017 and 2016, respectively.

(11)
This amount includes $10,600 in 401(k) matching contributions paid to Mr. McDonnell in 2017 and 2016, respectively.

Employment Agreements

        We have entered into amended and restated employment agreements with each of our named executive officers, the material terms of which are described below.

Dr. Vipin Garg

        On July 10, 2015, we entered into an amended and restated employment agreement with Dr. Garg for the position of Chief Executive Officer. Dr. Garg's current base salary is $468,463, which is subject to annual review, and he is eligible to earn an annual incentive bonus with a target amount equal to 50% of his base salary. Dr. Garg is also eligible to participate in the employee benefit plans available to our employees, subject to the terms of those plans.

        Dr. Garg's amended and restated employment agreement provides that, in the event that his employment is terminated by us without "cause" (as defined in his amended and restated employment agreement) or Dr. Garg resigns for "good reason" (as defined in his amended and restated employment agreement), subject to the execution and effectiveness of a separation agreement, including a general release of claims in our favor, he will be entitled to receive (i) an amount equal to his base salary plus any incentive compensation earned but unpaid as of the date of termination, payable in substantially equal installments over 12 months following his termination, and (ii) if Dr. Garg was participating in our group health plan immediately prior to his termination, a monthly cash payment until the earlier of 12 months following termination or the end of Dr. Garg's COBRA health continuation period in an amount equal to the amount that we would have made to provide health insurance to Dr. Garg had he remained employed with us. In lieu of the payments and benefits described in the preceding sentence, in the event that Dr. Garg's employment is terminated by us without cause or Dr. Garg resigns for good reason, in either case within 12 months following a "change in control" (as defined in his amended and restated employment agreement), subject to the execution and effectiveness of a separation agreement, including a general release of claims in our favor, he will be entitled to receive (i) a lump sum cash payment equal to 1.5 times the sum of (A) his then-current base salary (or his base salary in effect immediately prior to the change in control, if higher) plus (B) his target annual incentive compensation for the then-current year, (ii) if Dr. Garg was participating in our group health plan immediately prior to his termination, a monthly cash payment until the earlier of 18 months following termination or the end of Dr. Garg's COBRA health continuation period in an amount equal to the amount that we would have made to provide health insurance to him had he remained employed with us and (iii) full acceleration of all stock options and other stock-based awards held by Dr. Garg that were granted after the date of the amended and restated employment agreement. All stock options and other stock-based awards held by Dr. Garg as of date of the amended and restated employment agreement will be treated as indicated in the applicable award agreement.

        In addition, Dr. Garg's amended and restated employment agreement contains non-competition and non-solicitation provisions that apply during the term of Dr. Garg's employment and for one year thereafter.

Richard Eisenstadt

        On July 10, 2015, we entered into an amended and restated employment agreement with Mr. Eisenstadt for the position of Chief Financial Officer. Mr. Eisenstadt's current base salary is $341,445, which is subject to annual review, and he is eligible to earn an annual incentive bonus with a target amount equal to 35% of his base salary. Mr. Eisenstadt is also eligible to participate in the employee benefit plans available to our employees, subject to the terms of those plans.

        Mr. Eisenstadt's amended and restated employment agreement provides that, in the event that his employment is terminated by us without "cause" (as defined in his amended and restated employment agreement) or Mr. Eisenstadt resigns for "good reason" (as defined in his amended and restated employment agreement), subject to the execution and effectiveness of a separation agreement, including a general release of claims in our favor, he will be entitled to receive (i) an amount equal to his base salary plus any incentive compensation earned but unpaid as of the date of termination, payable in substantially equal installments over 12 months following his termination, and (ii) if Mr. Eisenstadt was participating in our group health plan immediately prior to his termination, a monthly cash payment until the earlier of 12 months following termination or the end of Mr. Eisenstadt's COBRA health continuation period in an amount equal to the amount that we would have made to provide health insurance to him had he remained employed with us. In lieu of the payments and benefits described in the preceding sentence, in the event that Mr. Eisenstadt's employment is terminated by us without cause or Mr. Eisenstadt resigns for good reason, in either case within 12 months following a "change in control" (as defined in his amended and restated employment agreement), subject to the execution and effectiveness of a separation agreement, including a general release of claims in our favor, he will be entitled to receive (i) a lump sum cash payment equal to one times the sum of (A) his then-current base salary (or his base salary in effect immediately prior to the change in control, if higher) plus (B) his target annual incentive compensation for the then-current year, (ii) if Mr. Eisenstadt was participating in our group health plan immediately prior to his termination, a monthly cash payment until the earlier of 12 months following termination or the end of Mr. Eisenstadt's COBRA health continuation period in an amount equal to the amount that we would have made to provide health insurance to him had he remained employed with us and (iii) full acceleration of all stock options and other stock-based awards held by Mr. Eisenstadt that were granted after the date of the amended and restated employment agreement. All stock options and other stock-based awards held by Mr. Eisenstadt as of the date of the amended and restated employment agreement will be treated as indicated in the applicable award agreement.

        In addition, Mr. Eisenstadt's amended and restated employment agreement contains non-competition and non-solicitation provisions that apply during the term of Mr. Eisenstadt's employment and for one year thereafter.

Thomas McDonnell

        On July 10, 2015, we entered into an amended and restated employment agreement with Mr. McDonnell for the position of Chief Commercial Officer. Mr. McDonnell's current base salary is $306,000, which is subject to annual review, and he is eligible to earn an annual incentive bonus with a target amount equal to 35% of his base salary. Mr. McDonnell is also eligible to participate in the employee benefit plans available to our employees, subject to the terms of those plans.

        Mr. McDonnell's amended and restated employment agreement provides that, in the event that his employment is terminated by us without "cause" (as defined in his amended and restated employment agreement) or Mr. McDonnell resigns for "good reason" (as defined in his amended and restated employment agreement), subject to the execution and effectiveness of a separation agreement, including a general release of claims in our favor, he will be entitled to receive (i) an amount equal to nine months of his base salary plus any incentive compensation earned but unpaid as of the date of termination, payable in substantially equal installments over nine months following his termination, and (ii) if Mr. McDonnell was participating in our group health plan immediately prior to his termination, a monthly cash payment until the earlier of nine months following termination or the end of Mr. McDonnell's COBRA health continuation period in an amount equal to the amount that we would have made to provide health insurance to him had he remained employed with us. In lieu of the payments and benefits described in the preceding sentence, in the event that Mr. McDonnell's employment is terminated by us without cause or Mr. McDonnell resigns for good reason, in either case within 12 months following a "change in control" (as defined in his amended and restated employment agreement), subject to the execution and effectiveness of a separation agreement, including a general release of claims in our favor, he will be entitled to receive (i) a lump sum cash payment equal to one times the sum of (A) his then-current base salary (or his base salary in effect immediately prior to the change in control, if higher) plus (B) his target annual incentive compensation for the then-current year, (ii) if Mr. McDonnell was participating in our group health plan immediately prior to his termination, a monthly cash payment until the earlier of 12 months following termination or the end of Mr. McDonnell's COBRA health continuation period in an amount equal to the amount that we would have made to provide health insurance to him had he remained employed with us and (iii) full acceleration of all stock options and other stock-based awards held by Mr. McDonnell that were granted after the date of the amended and restated employment agreement. All stock options and other stock-based awards held by Mr. McDonnell as of the date of the amended and restated employment agreement will be treated as indicated in the applicable award agreement.

        In addition, Mr. McDonnell's amended and restated employment agreement contains non-competition and non-solicitation provisions that apply during the term of Mr. McDonnell's employment and for one year thereafter.

Outstanding Equity Awards at Fiscal Year-End

        The following table sets forth information concerning outstanding equity awards for each of our named executive officers at December 31, 2017:

	Equity Incentive Plan Awards
				Option awards			Stock awards
Name and principal position	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable		Number of Securities Underlying Unexercised Unearned Options (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)		Market value of shares of stock that have not vested ($)(1)
Vipin Garg, CEO	142,049	—	(2)	—	2.55	10/15/2023	—		—
	61,932	20,645	(3)	—	7.49	8/27/2024	—		—
	25,000	25,000	(4)	—	9.32	2/19/2025	—		—
	100,629	100,630	(5)	—	25.50	9/1/2025	—		—
	21,875	65,625	(6)	12,500	10.74	4/1/2026	—		—
		75,000	(7)	—	7.00	5/1/2027	—		—
	—	—		—	—	—	25,000	(8)	255,000
Richard Eisenstadt, CFO	64,625	21,542	(9)	—	2.91	5/12/2024	—		—
	6,250	6,250	(10)	—	9.32	2/19/2025	—		—
	30,115	30,115	(11)	—	25.50	9/1/2025	—		—
	12,500	37,500	(12)	—	10.74	4/1/2026	—		—
	—	45,000	(13)	—	7.00	5/1/2027	—		—
	—	—		—	—	—	15,000	(14)	153,000
Thomas McDonnell, CCO	40,000	40,000	(15)		10.73	5/26/2025	—		—
	21,793	21,793	(16)		25.50	9/1/2025	—		—
	12,500	37,500	(17)		10.74	4/1/2026	—		—
	—	45,000	(18)		7.00	5/1/2027
	—	—		—	—	—	15,000	(19)	153,000

(1)
The value of equity awards is calculated using the closing price of our common stock on NASDAQ on December 30, 2017 of $10.20.

(2)
25% of the shares of our common stock subject to this option vested on each of October 16, 2014, October 16, 2015, October 16, 2016 and October 16, 2017.

(3)
25% of the shares of our common stock subject to this option vested on August 28, 2015, August 28, 2016 August 28, 2017 and the balance vests on August 28, 2018, subject to continued service through each such vesting.

(4)
25% of the shares of our common stock subject to this option vested on February 19, 2016 and February 19, 2017 and the balance vests in two successive equal annual installments, subject to continued service through each such vesting.

(5)
25% of the shares of our common stock subject to this option vested on September 1, 2016 and September 1, 2017 and the balance vests in two successive equal annual installments, subject to continued service through each such vesting.

(6)
An option to purchase 100,000 shares of our common stock was granted on April 1, 2016 with 87.5% of certain performance criteria achieved as of September 30, 2016 at which time 12,500 option shares were unearned and cancelled. 25% of the shares of our common stock subject to this option vested on April 1, 2017 and April 1, 2018 and the balance vests in two successive equal annual installments, subject to continued service through each such vesting.

(7)
25% of the shares of our common stock subject to this option vests on May 1, 2018, and the balance vests in three successive equal annual installments, subject to continued service through each such vesting.

(8)
Represents a grant of 25,000 restricted stock units of which 25% of the restricted stock units vest on May 1, 2018, and the balance vests in three successive equal annual installments, subject to continued service through each such vesting.

(9)
25% of the shares of our common stock subject to this option vested on May 12, 2015, May 12, 2016 and May 12, 2017 and the balance vests on May 12, 2018, subject to continued service through each such vesting.

(10)
25% of the shares of our common stock subject to this option vested on February 19, 2016, February 19, 2017 and February 19, 2018, and the balance vests on February 19, 2019, subject to continued service through each such vesting.

(11)
25% of the shares of our common stock subject to this option vested on September 1, 2016 and September 1, 2017, and the balance vests in two successive equal annual installments, subject to continued service through each such vesting.

(12)
25% of the shares of our common stock subject to this option vested on April 1, 2017 and April 1, 2018, and the balance vests in two successive equal annual installments, subject to continued service through each such vesting.

(13)
25% of the shares of our common stock subject to this option vests on May 1, 2018, and the balance vests in three successive equal annual installments, subject to continued service through each such vesting.

(14)
Represents a grant of 15,000 restricted stock units of which 25% of the restricted stock units vest on May 1, 2018 and the balance vests in three successive equal annual installments, subject to continued service through each such vesting.

(15)
25% of the shares of our common stock subject to this option vested on April 13, 2016, April 13, 2017 and April 13, 2018, and the balance vests on April 13, 2019, subject to continued service through each such vesting.

(16)
25% of the shares of our common stock subject to this option vested on September 1, 2016 and September 1, 2017, and the balance vests in two successive equal annual installments, subject to continued service through each such vesting.

(17)
25% of the shares of our common stock subject to this option vested on April 1, 2017 and April 1, 2018, and the balance vests in two successive equal annual installments, subject to continued service through each such vesting.

(18)
25% of the shares of our common stock subject to this option vests on May 1, 2018, and the balance vests in three successive equal annual installments, subject to continued service through each such vesting.

(19)
Represents a grant of 15,000 restricted stock units of which 25% of the restricted stock units vest on May 1, 2018 and the balance vests in three successive equal annual installments, subject to continued service through each such vesting.

Non-Employee Director Compensation Policy

        Our board of directors has adopted a non-employee director compensation policy, which is designed to enable us to attract and retain, on a long-term basis, highly qualified non-employee directors. Under the policy, each director who is not an employee will be paid cash compensation, as set forth below:

Annual Retainer
Board of Directors
All non-employee members	$35,000
Additional retainer for chair	25,000
Audit Committee:
Members	7,500
Chair	15,000
Compensation Committee:
Members	5,000
Chair	10,000
Nominating and Corporate Governance Committee:
Members	3,750
Chair	10,000

        In addition, each non-employee director is granted an initial non-qualified stock option to purchase 12,500 shares of common stock, vesting in equal quarterly installments over two years from the grant date, subject to continued service as a director through each applicable vesting date. On the date of each annual meeting of our stockholders, each continuing non-employee director will be granted a non-qualified stock option to purchase such number of shares of common stock equal to $75,000 in fair value on the date of grant using a Black-Scholes option pricing model, vesting quarterly over one year from the grant date, subject to continued service as a director through each applicable vesting date.

Name	Fees earned or paid in cash ($)	Option awards ($)(1)		Total ($)
Alan Heller	63,750	74,973(2	)(3)	138,723
Greg Robitaille	52,500	74,973(2	)(4)	127,473
Beth Hecht	43,230	74,973(2	)(3)	118,203
Bryant Fong	47,500	74,973(2	)(3)	122,473
John Schmid	53,750	74,973(2	)(3)	128,723
Paul Edick(5)	44,690	74,973(2	)(3)	119,663

(1)
Represents grant date fair value of option awards granted to non-employee directors during 2017, computed in accordance with FASB ASC Topic 718. These amounts do not necessarily correspond to the actual value that may be realized by non-employee directors. The assumptions made in valuing the option awards reported in this column are discussed in Note 13 to the notes to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, as filed with the SEC.

(2)
On July 3, 2017, the Board of Directors authorized the grant of options to purchase 18,322 shares of our common stock to each of its non-employee board members. The options have an exercise price of $7.65, the fair market value of our common stock as determined by the Board of Directors on the date of the grant.

(3)
As of December 31, 2017, board members Mr. Heller, Ms. Hecht, Mr. Fong, Mr. Schmid and Mr. Edick each held outstanding options to purchase 45,599 shares of common stock.

(4)
As of December 31, 2017, Mr. Robitaille held outstanding options to purchase 56,015 shares of common stock.

(5)
Mr. Edick resigned from the Board of Directors in April 2018.

Employee Benefit Plans

Senior executive cash incentive bonus plan

        In July 2015, our board of directors adopted the Senior Executive Cash Incentive Bonus Plan (the "Bonus Plan"). The Bonus Plan provides for cash bonus payments based upon the attainment of performance targets established by our compensation committee. The payment targets will be related to financial and operational measures or objectives with respect to our company, or corporate performance goals, as well as individual performance objectives.

        Our compensation committee may select corporate performance goals from among the following: achievement of certain milestones (including, but not limited to, clinical, regulatory and commercial milestones); cash flow (including, but not limited to, operating cash flow and free cash flow); revenue; earnings before interest, taxes, depreciation and amortization; net income (loss) (either before or after interest, taxes, depreciation and/or amortization); changes in the market price of our common stock; economic value-added; acquisitions or strategic transactions; operating income (loss); return on capital, assets, equity, or investment; stockholder returns; return on sales; gross or net profit levels; productivity; expense efficiency; margins; operating efficiency; customer satisfaction; working capital; earnings (loss) per share of our common stock; bookings, new bookings or renewals; sales or market shares; number of customers, number of new customers or customer references; operating income and/or net annual recurring revenue; employee satisfaction, employee turnover or other employee based metrics, any of which may be measured in absolute terms, as compared to any incremental increase, in terms of growth, measured against the market as a whole and/or as compared to any applicable market indices, measured on a pre-tax or post-tax basis (as applicable), or as compared to another company or companies or to results of a peer group.

        Each executive officer who is selected to participate in the Bonus Plan will have a target bonus opportunity set for each performance period. The bonus formulas will be adopted in each performance period by the compensation committee and communicated to each executive. The corporate performance goals will be measured at the end of each performance period after our financial reports have been published or such other appropriate time as the compensation committee determines. If the corporate performance goals and individual performance objectives are met, payments will be made as soon as practicable following the end of each performance period. Subject to the rights contained in any agreement between the executive officer and us, an executive officer must be employed by us on the bonus payment date to be eligible to receive a bonus payment. The Bonus Plan also permits the compensation committee to approve additional bonuses to executive officers in its sole discretion.

Retirement plans

        We maintain a tax-qualified 401(k) retirement plan that provides eligible employees with an opportunity to save for retirement on a tax-advantaged basis. Under our 401(k) plan, employees may elect to defer up to 50% of their eligible compensation, subject to applicable annual limits set pursuant to the Internal Revenue Code of 1986, as amended, or the Code. We also provide matching contributions. Employees are 100% vested in their personal contributions and non-elective employer contributions to the 401(k) plan. Matching employer contributions are 100% vested and nonforfeitable. We intend for the plan to qualify under Sections 401(a) and 501(a) of the Code.

Indemnification of Officers and Directors

        We have agreed to indemnify our directors and officers in certain circumstances. See "Related Party Transactions—Certain Relationships and Transactions—Limitation of Liability and Indemnification of Officers and Directors."

Compensation Committee Interlocks and Insider Participation

        During 2017, our compensation committee was comprised of Messrs. Robitaille, Fong and Edick. None of the members of our compensation committee is an officer or employee of our company. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.

RELATED PARTY TRANSACTIONS

Certain Relationships and Transactions

        Other than compensation arrangements for our directors and named executive officers, which are described elsewhere in the "Executive Compensation" section of this proxy statement, below we describe transactions since January 1, 2017 to which we were a party or will be a party, in which:

  •
  the amounts involved exceeded or will exceed $120,000; and

  •
  any of our directors, executive officers or holders of more than 5% of our capital stock, or any member of the immediate family of, or person sharing the household with, the foregoing persons, had or will have a direct or indirect material interest.

        We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, in arm's length transactions.

Participation in Public Offering

        In February 2017, we completed a public offering of our common stock and sold an aggregate of 5,750,000 shares of common stock, which included the exercise in full by the underwriters of an option to purchase an additional 750,000 shares of common stock. In the offering, certain of our 5% stockholders, including those affiliated with our directors, purchased an aggregate of 3,212,134 shares of our common stock for the aggregate purchase price of $16,060,670.

        In June 2017, we completed a public offering of our common stock and sold an aggregate of 4,800,000 shares of common stock. We also granted the underwriters a 30-day option to purchase up to an additional 720,000 shares of our common stock which was exercised in full on July 26, 2017. In the offering, certain of our 5% stockholders, including those affiliated with our directors, purchased an aggregate of 1,245,000 shares of our common stock for the aggregate purchase price of $7,781,250.

        The shares of common stock for both the June 2017 and February 2017 offerings were offered pursuant to a shelf registration statement on Form S-3 filed by us on August 1, 2016, and declared effective by the SEC, on August 12, 2016.

Indebtedness

        On June 1, 2017, we and Deerfield Private Design Fund III, L.P. and Deerfield Special Situations Fund, L.P., affiliates of Deerfield Management, L.P. entered into a First Amendment (the "Amendment") to our $60.0 million senior secured credit facility ("Facility") which extended the date to repay the aggregate $6.6 million in deferred interest payments ("Accrued Interest") under the

Facility to June 1, 2018 (the "PIK Maturity Date"), which may be extended to June 1, 2019 at the election of us if certain conditions have been met as specified in the Amendment.

        The right to payment of the Accrued Interest was memorialized in the form of senior secured convertible notes (the "Convertible Notes") issued to Deerfield on the Amendment Date. Interest is due quarterly at a rate of 12.95% per year. The principal amount of the Convertible Notes issued under the Amendment and all accrued and unpaid interest thereon shall become due and payable upon written notice from Deerfield, and if either (a) the Company does not meet certain quarterly sales milestones specified in the Amendment or (b) the Company has not received and publicly announced FDA approval of the new drug applications on or before the applicable Prescription Drug User Fee Act goal date as set forth on the schedules to Amendment. Per the Amendment, we will prepay all of the outstanding obligations under the Facility and the Convertible Notes upon the occurrence of a change in control or a sale of substantially all of our assets and liabilities. The Amendment increased the staggered prepayment fees for prepayments due upon a change of control or any other prepayment made or required to be made by us by 300 basis points from June 1, 2017 through the period ending prior to May 11, 2020 for the change in control prepayment fees and through the period ending prior to May 11, 2022 for any other prepayments, respectively (the "Prepayment Premiums"). Such Prepayment Premiums, as amended, range from 12.75% to 2%.

        The $6.6 million of Convertible Notes was convertible into shares of our common stock at the noteholder's option at any time up to the close of business on the date that is five days prior to the PIK Maturity Date. The per share conversion price was the greater of (a) 95% of the average of the volume weighted average prices per share of the Company's common stock on the NASDAQ Global Market for the three trading day period immediately preceding such conversion, and (b) $7.00. Deerfield cannot own more than 9.985% of the Company's outstanding shares at any one time, and the aggregate conversion cannot exceed 19.9% of the Company's outstanding common stock as of June 1, 2017.

        On October 26, 2017, Deerfield provided a conversion notice electing to convert its entire $6.6 million of Convertible Notes into shares of our common stock at a conversion price of $7.08 per share. The conversion price was based on 95% of the average of the volume weighted average prices per share of our common stock on the NASDAQ Global Market for the three trading day period immediately preceding such conversion. This resulted in issuing 929,967 shares of our common stock to Deerfield on this date and the Convertible Notes were cancelled.

Employment Agreements

        We have entered into employment agreements with certain of our executive officers. For more information regarding these change of control agreements, see "Executive Compensation—Employment Agreements."

Limitation of Liability and Indemnification of Officers and Directors

        Our amended and restated certificate of incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for the following:

  •
  any breach of their duty of loyalty to our company or our stockholders;

  •
  any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

  •
  unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

  •
  any transaction from which they derived an improper personal benefit.

        Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to that amendment or repeal. If the Delaware General Corporation Law is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of our directors will be further limited to the greatest extent permitted by the Delaware General Corporation Law.

        In addition, our amended and restated bylaws provides that we will indemnify, to the fullest extent permitted by law, any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she is or was one of our directors or officers or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise. Our amended and restated bylaws provide that we may indemnify to the fullest extent permitted by law any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she is or was one of our employees or agents or is or was serving at our request as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Our amended and restated bylaws also provide that we must advance expenses incurred by or on behalf of a director or officer in advance of the final disposition of any action or proceeding, subject to very limited exceptions.

        Further, we have entered into indemnification agreements with each of our directors and executive officers that may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements require us, among other things, to indemnify our directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements also require us to advance all expenses incurred by the directors and executive officers in investigating or defending any such action, suit or proceeding. We believe that these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.

        The limitation of liability and indemnification provisions included in our amended and restated certificate of incorporation, amended and restated bylaws and in indemnification agreements that we enter into with our directors and executive officers may discourage stockholders from bringing a lawsuit against our directors and executive officers for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against our directors and executive officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder's investment may be harmed to the extent that we pay the costs of settlement and damage awards against directors and executive officers as required by these indemnification provisions. At present, we are not aware of any pending litigation or proceeding involving any person who is or was one of our directors, officers, employees or other agents or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

        We have obtained insurance policies under which, subject to the limitations of the policies, coverage is provided to our directors and executive officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or executive officer, including claims relating to public securities matters, and to us with respect to payments that may be made by us to these directors and executive officers pursuant to our indemnification obligations or otherwise as a matter of law.

        Certain of our non-employee directors may, through their relationships with their employers, be insured and/or indemnified against certain liabilities incurred in their capacity as members of our board of directors. In addition, the underwriting agreements that we entered into in connection with our February 2017 and June 2017 public offerings provide for indemnification by the underwriters of us and our officers, directors and employees for certain liabilities arising under the Securities Act, or otherwise.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Agreements with Our Stockholders

        In connection with our preferred stock financings, we entered into an investors' rights agreement with certain purchasers of our redeemable convertible preferred stock.

        Our amended and restated investors' rights agreement, or Investor Rights Agreement, provides certain holders of our capital stock with the right to demand that we file a registration statement, subject to certain limitations, and to request that their shares be covered by a registration statement that we are otherwise filing. These rights terminate for a holder upon the earlier of (a) such time as Rule 144 or another similar exemption under the Securities Act is available for the sale of all of such holder's shares without limitation during a three-month period without registration, and (b) the fifth anniversary of our initial public offering. For additional information regarding such registration rights, see "Description of capital stock—Registration rights" in in the final prospectus with respect to our initial public offering.

Other Transactions

        We have granted stock options and restricted stock to our executive officers. For a description of these stock options, see "Executive Compensation."

Policies and Procedures for Related Party Transactions

        We have a written related party transaction approval policy that governs the review of related party transactions. Pursuant to this policy, the audit committee of our board of directors will have the primary responsibility for reviewing and approving or disapproving "related party transactions," which are transactions between us and related persons in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has or will have a direct or indirect material interest. For purposes of this policy, a related person will be defined as a director, executive officer, nominee for director or greater than 5% beneficial owner of our common stock, in each case since the beginning of the most recently completed year, and their immediate family members. Pursuant to this policy, our audit committee will review the material facts of all related party transactions. The audit committee will take into account, among other factors that it deems appropriate, whether the related party transaction is on terms no less favorable to us than terms generally available in a transaction with an unrelated third party under the same or similar circumstances and the extent of the related party's interest in the related party transaction.

        The majority of the transactions described above were entered into prior to the adoption of this policy. Historically, related party transactions were typically approved by disinterested members of our board of directors.

TRANSACTION OF OTHER BUSINESS

        The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons appointed in the accompanying proxy intend to vote the shares represented thereby in accordance with their best judgment on such matters, under applicable laws.

 ADDITIONAL INFORMATION

Procedures for Submitting Stockholder Proposals

        Requirements for Stockholder Proposals to be Brought Before the Annual Meeting.    Our bylaws provide that, for nominations of persons for election to our Board or other proposals to be considered at an annual meeting of stockholders, a stockholder must give written notice to our Secretary at 2940 N. Highway 360, Suite 400, Grand Prairie, Texas, 75050, not later than the close of business 90 days, nor earlier than the close of business 120 days, prior to the first anniversary of the date of the preceding year's annual meeting. However, the bylaws also provide that in the event the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice must be delivered not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Any nomination must include all information relating to the nominee that is required to be disclosed in solicitations of proxies for election of directors in election contests or is otherwise required under Regulation 14A of the Exchange Act, the person's written consent to be named in the proxy statement and to serve as a director if elected and such information as we might reasonably require to determine the eligibility of the person to serve as a director. As to other business, the notice must include a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting, and any material interest of such stockholder (and the beneficial owner) in the proposal. The proposal must be a proper subject for stockholder action. In addition, to make a nomination or proposal, the stockholder must be of record at the time the notice is made and must provide certain information regarding itself (and the beneficial owner), including the name and address, as they appear on our books, of the stockholder proposing such business, the number of shares of our capital stock which are, directly or indirectly, owned beneficially or of record by the stockholder proposing such business or its affiliates or associates (as defined in Rule 12b-2 promulgated under the Exchange Act) and certain additional information.

        The advance notice requirements for the Annual Meeting are as follows: a stockholder's notice shall be timely if delivered to our Secretary at the address set forth above not later than the close of business on the later of the 90th day prior to the scheduled date of the Annual Meeting or the 10th day following the day on which public announcement of the date of the Annual Meeting is first made or sent by us.

        Requirements for Stockholder Proposals to be Considered for Inclusion in the Company's Proxy Materials.    In addition to the requirements stated above, any stockholder who wishes to submit a proposal for inclusion in our proxy materials must comply with Rule 14a-8 promulgated under the Exchange Act. For such proposals to be included in our proxy materials relating to our 2019 annual meeting of stockholders, all applicable requirements of Rule 14a-8 must be satisfied and we must receive such proposals no later than January 1, 2019. Such proposals must be delivered to our Secretary, c/o Neos Therapeutics, Inc., 2940 N. Highway 360, Suite 400, Grand Prairie, Texas, 75050.

- 0 NEOS THERAPEUTICS, INC. Proxy for Annual meeting of stockholders on June 20, 2018 solicited on Behalf of the Board of directors The undersigned hereby appoints Vipin Garg and Richard Eisenstadt, and each of them, with full power of substitution and power to act alone, as proxies to vote all the shares of Common Stock which the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Stockholders of Neos Therapeutics, Inc., to be held on Wednesday, June 20, 2018 at 8:00 a.m. Central Time at our offices, which are located at 2940 N. Highway 360, Suite 400, Grand Prairie, Texas, 75050, and at any adjournments or postponements thereof, as follows: (continued and to be signed on the reverse side.) 14475 1.1

ANNUAL meeTiNG oF sTocKhoLdeRs oF Neos TheRAPeUTics, iNc. June 20, 2018 Go GReeN e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access. NoTice oF iNTeRNeT AvAiLABiLiTY oF PRoXY mATeRiAL: The Notice of Meeting, proxy statement and proxy card are available at http://www.astproxyportal.com/ast/20231/ Please sign, date and mail your proxy card in the envelope provided as soon as possible. Please detach along perforated line and mail in the envelope provided. 20330000000000001000 8 062018 3. To transact any other business that properly comes before the Annual Meeting (including changes to the registered name(s) on the account may not be submitted via Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. The BoARd oF diRecToRs RecommeNds A voTe "FoR" The eLecTioN oF diRecToRs ANd "FoR" PRoPosAL 2. PLeAse siGN, dATe ANd ReTURN PRomPTLY iN The eNcLosed eNveLoPe. PLeAse mARK YoUR voTe iN BLUe oR BLAcK iNK As shoWN heRe x 1. Election of three Class III directors: NomiNees: FOR ALL NOMINEESO Beth Hecht O John Schmid WITHHOLD AUTHORITYO Linda M. Szyper FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: FOR AGAINST ABSTAIN 2. To ratify the appointment of RSM US LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018. adjournments and postponements thereof. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. This proxy when properly executed will be voted as directed herein by the undersigned stockholder. if no direction is made, this proxy will be voted FoR ALL NomiNees in Proposal 1 and FoR Proposal 2. MARK“X” HERE IF YOU PLAN TO ATTEND THE MEETING. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that this method. Signature of Stockholder Date: Signature of StockholderDate:

ANNUAL meeTiNG oF sTocKhoLdeRs oF Neos TheRAPeUTics, June 20, 2018 iNc. iNTeRNeT - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page. Vote online until 11:59 PMESTthe day before the meeting. mAiL - Sign, date and mail your proxy card in the envelope provided as soon as possible. iNPeRsoN - You may vote your shares in person by attending the Annual Meeting. Go GReeN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access. Please detach along perforated line and mail in the envelope provided IF you are not voting via the Internet. 20330000000000001000 8 062018 3. To transact any other business that properly comes before the Annual Meeting (including changes to the registered name(s) on the account may not be submitted via Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. The BoARd oF diRecToRs RecommeNds A voTe "FoR" The eLecTioN oF diRecToRs ANd "FoR" PRoPosAL 2. PLeAse siGN, dATe ANd ReTURN PRomPTLY iN The eNcLosed eNveLoPe. PLeAse mARK YoUR voTe iN BLUe oR BLAcK iNK As shoWN heRe x 1. Election of three Class III directors: NomiNees: FOR ALL NOMINEESO Beth Hecht O John Schmid WITHHOLD AUTHORITYO Linda M. Szyper FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: FOR AGAINST ABSTAIN 2. To ratify the appointment of RSM US LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018. adjournments and postponements thereof. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. This proxy when properly executed will be voted as directed herein by the undersigned stockholder. if no direction is made, this proxy will be voted FoR ALL NomiNees in Proposal 1 and FoR Proposal 2. MARK“X” HERE IF YOU PLAN TO ATTEND THE MEETING. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that this method. Signature of Stockholder Date: Signature of StockholderDate: NoTice oF iNTeRNeT AvAiLABiLiTY oF PRoXY mATeRiAL: The Notice of Meeting, proxy statement and proxy card are available at http://www.astproxyportal.com/ast/20231/ comPANY NUmBeR AccoUNT NUmBeR PRoXY voTiNG iNsTRUcTioNs